NEWS RELEASE

APH:

TSX-V

APCSF:

OTCQB

ALDA Pharmaceuticals Proposes Extension of Exercise Period of 6,000,000 Outstanding Share Purchase Warrants

August 3, 2010 - Vancouver, BC - ALDA Pharmaceuticals Corp. (APH:TSX-V, APCSF:OTCQB) (“ALDA” or “the Company”) announces that it is seeking an extension of the exercise period of an aggregate of 6,000,000 outstanding share purchase warrants issued as part of the non-brokered private placement of common share units which closed on September 16, 2009.  Pursuant to the proposed extension, the applicable exercise period will be extended by one further year, from September 16, 2010 to September 16, 2011.  The warrant exercise price of $0.40 per share will remain the same.  Insiders of the Company hold 50,000 of the outstanding share purchase warrants subject to the proposed amendment.

The proposed extension is subject to the warrant holders entering into definitive amendment agreements and the acceptance of the TSX Venture Exchange.  The amendment provides ALDA with an extended opportunity to receive funding for general corporate purposes from existing warrant holders.

About ALDA Pharmaceuticals Corp.

ALDA is focused on the development of infection-control therapeutics derived from its patented T 36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCQB under the symbol APCSF. The Company was the Official Supplier to the Vancouver 2010 Olympic Winter Games and the Vancouver 2010 Paralympic Winter Games and is the Official Supplier to the Canadian Olympic Committee, the 2010 Canadian Olympic Team and the 2012 Canadian Olympic Team for antiseptic hand sanitizer, disinfectant and disinfectant cleaning products. The Company was also selected as one of the TSX Venture 50 companies in the Technology and Life Sciences sector for 2010.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

www.aldacorp.com

Investor Relations

Scott Young

604-377-5781

604-521-8300 Ext 2

scott_young@aldacorp.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, BC V3M 1A7 Canada Telephone [604] 521.8300 - Facsimile [604] 521.8322 www.aldacorp.com